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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Lycos, Inc.:

  We consent to the incorporation by reference in the registration statement (No. 333-13715) on Form S-8 of Lycos, Inc. of our report dated August 23, 1997 relating to the consolidated balance sheets of Lycos, Inc. as of July 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended July 31, 1997 and 1996 and for the period from Inception (June 1, 1995) to July 31, 1995, which report appears in the July 31, 1997 annual report on Form 10-K of Lycos, Inc.

                                          KPMG Peat Marwick LLP

Boston, Massachusetts
August 23, 1997